PEROT SYSTEMS CORPORATION
2001 LONG-TERM INCENTIVE PLAN
Sub-Plan of Perot Systems TSI (India) Limited
(formerly called HCL Perot Systems Limited)
1. Purposes of the Plan.
The purposes of this Plan are to provide an incentive to eligible permanent employees, officers, and directors of the Company whose present and potential contributions are important to the continued success of Perot Systems and the Company; to encourage ownership in Perot Systems by key personnel whose long-term employment is considered essential to Perot Systems’ and the Company’s continued progress; and to enable the Company to continue to enlist and retain the best available personnel to contribute to the success of Perot Systems’ and the Company’s business and, thereby, to encourage Participants to act in the stockholders’ interest and share in Perot Systems’ and the Company’s success.
This Plan is a sub-plan of the Perot Systems Corporation 2001 Long-Term Incentive Plan, and the Compensation Committee has arranged for this Plan to be introduced for the Participants. The non-inclusion of any Employee under this Plan does not automatically render such Employee ineligible for being covered under the Parent Plan.
The Plan also seeks to specifically cover those Employees of TSI India and its Affiliates who had earlier been granted options under the following Schemes to acquire equity shares in TSI India that, as of the date of this Plan, have not been exercised or lapsed:
•	Employee Stock Option Scheme No. 2001
•	Employee Stock Option Scheme No. 2002
The terms and conditions in this Plan attempt to enable compliance with the tax and exchange control regulations currently in force in India. This Plan applies to all Awards, granted on or after July 1, 2004 to Employees.
2. Definitions.
     As used herein, the following definitions shall apply:
(a)	“Administrator” means the Board or any of its Committees administering the Plan in accordance with Section 4 of the Plan.

(b)	“Affiliate” means, with respect to a specified entity, any other entity that, directly or indirectly, controls, is controlled by or is under common control with, such specified entity.

(c)	“Applicable Laws” means the legal requirements relating to the administration of stock plans under India or United States federal, state and local corporate, securities and tax laws and regulations, the New York Stock Exchange or any other stock exchange or quotation system on which the Common Stock is listed or quoted and the analogous applicable laws of India or any other country or jurisdiction where Awards are granted under the Plan.

(d)	“Award” means a Cash Award, Stock Award, Stock Appreciation Right or Option granted to a Participant in accordance with the terms of the Plan.

(e)	“Award Agreement” means an instrument or agreement, in written or electronic form, between Perot Systems, the Company and an Awardee evidencing the terms and conditions of an individual Award which instrument or agreement may, but need not, be executed or acknowledged by the Awardee. The Award Agreement is subject to the terms and conditions of the Plan.

(f)	“Awardee” means the holder of an outstanding Award.

(g)	“Board” means the Board of Directors of Perot Systems.

(h)	“Cash Awards” means cash awards granted pursuant to Section 13 of the Plan.

(i)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(j)	“Committee” means a committee of directors of Perot Systems appointed by the Board in accordance with Section 4 of the Plan.

(k)	“Common Stock” means the Class A common stock of Perot Systems.

(l)	“Company” means TSI India or any Affiliate of TSI India that adopts this Plan and obtains the necessary approvals required by applicable law.

(m)	“Compensation Committee” means the board of directors of the Company or a committee appointed by the board of directors of the Company to make recommendations for Awards under this Plan.

(n)	“Consultant” means any person, including an advisor, engaged by the Company to render bona fide services (provided that such services are not provided in connection with the offer and sale of securities in capital-raising transactions) to such entity or any person who is an advisor, director or consultant of an Affiliate.

(o)	“Conversion Option” has the meaning given in Section 4(b)(x).

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 2 of 22

(p)	“Converted 2001/ 2002 Options” means options that were granted under the 2001 and 2002 Schemes of TSI India for which Conversion Options are issued in substitution thereof.

(q)	“Director” means a member of the board of directors of the Company (whether whole time or not) who is also an Employee or Consultant.

(r)	“Employee” means any permanent employee of the Company including officers and Directors, who is treated as an employee in the personnel records of the Company for the relevant period, but shall exclude individuals who are classified by the Company as (A) leased from or otherwise employed by a third party; (B) independent contractors; or (C) contingent, intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. A Participant shall not cease to be an Employee solely as the result of (i) any leave of absence approved by the Participant’s Employer, subject to the provisions of Section 6(b), or (ii) transfers between locations of the Participant’s Employer or transfers of the Participant’s employment to a different Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(s)	“Employer” means, with respect to an Awardee on the relevant date, the Company of which Awardee is an Employee.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)	“Fair Market Value” means, as of any date, the last reported sale price for one Share on such date (or the most recent prior date for which the last reported sale price is available) on the principal national securities exchange in the United States on which the Common Stock is listed or admitted to trading or, if no such reported sale price is available, the average of the closing bid and asked prices for one Share on such exchange on such date (or the most recent prior date for which such prices are available), in either case as reported in The Wall Street Journal or such other source as the Administrator shall determine.

(v)	“Grant Date” means the date selected by the Administrator, from time to time, upon which an Award is granted to a Participant pursuant to this Plan.

(w)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x)	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 3 of 22

(y)	“Option” means an option of any type permitted by Applicable Laws to purchase Shares granted pursuant to this Plan.

(z)	“Parent Plan” means the Perot Systems Corporation 2001 Long-Term Incentive Plan, of which this Plan is a sub-plan.

(aa)	“Participant” means an Employee of the Company or Director of the Company whose name has been recommended by the Compensation Committee for making an Award under this Plan.

Provided that the term ‘Participant’ will not include an Employee who is a promoter or belongs to the promoter group or is a director of Perot Systems or the Company, who either by himself/herself or through his/her relative or through any body corporate, directly or indirectly, holds more than 10 percent of the outstanding equity shares of Perot Systems or the Company.

(bb)	“Perot Systems” means Perot Systems Corporation, a Delaware corporation.

(cc)	“Plan” means this sub-plan to the Parent Plan.

(dd)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of a Stock Award under Section 11 of the Plan.

(ee)	“Severance Date” means the date shown in the Company’s, personnel or other records as the last day an Awardee was an Employee or Director or, with respect to an Awardee who has a Total Disability, the day such Total Disability ceases to exist unless such Awardee becomes an Employee within a reasonable period determined by the Administrator in its sole discretion.

(ff)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(gg)	“Stock Appreciation Right” means a right to receive cash equal to the difference between the Fair Market Value of Common Stock on the Grant Date and the Fair Market Value of Common Stock on the date such right is exercised by the Awardee granted pursuant to Section 12 of the Plan.

(hh)	“Stock Awards” means the right to purchase or receive Common Stock pursuant to Section 11 of the Plan.

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 4 of 22

(ii)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined under the law applicable for the country in which the parent company is incorporated.

(jj)	“10% Shareholder” means the owner of stock (as determined under Code Section 424(d)) possessing more than 10% of the total combined voting power of all classes of stock of Perot Systems (or any parent or Subsidiary or Affiliate of Perot Systems).

(kk)	“Total Disability” means a mental or physical condition that results in an Awardee’s continued entitlement to long term disability benefits under a long term disability plan sponsored by the Awardee’s Employer or the U.S. Social Security Act or any equivalent law governing non-U.S. Employees, provided that such mental or physical condition is not the result of any condition or circumstance that the Administrator, in its sole discretion, determines to have resulted from the Awardee’s illegal or reckless use of alcohol, drugs or other chemical substances, or from actions taken by the Awardee with the intention of causing self-injury or with reckless disregard for personal health and safety.

(ll)	“TSI India” means Perot Systems TSI (India) Limited (formerly known as HCL Perot Systems Limited), a company formed under the laws of India.
3. Stock Subject to the Plan.
(a)	Subject to the provisions of Section 15 and Section 6(d) of the Plan, the maximum aggregate number of Shares that may be issued in connection with any combination of Awards under the Plan is (A) 1,000,000, plus (B) the additional Shares described in paragraph (b) below, subject to a maximum of the number of Shares that may be issued in connection with any Awards under the Parent Plan. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)	Shares of Restricted Stock that are either forfeited or repurchased by Perot Systems shall become available for future grant or sale under the Plan. Shares that are tendered, whether by physical delivery or by attestation, to Perot Systems by the Awardee as full or partial payment of the exercise price of any Award or in payment of any applicable withholding for federal, state, city, local or other taxes incurred in connection with the exercise of any Award shall become available for future grant or sale under the Plan.

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 5 of 22

4. Administration of the Plan.
(a)	Procedure.
(i)	Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Participants.

(ii)	Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” of Perot Systems within the meaning of Section 162(m) of the Code.

(iii)	Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)	Other Administration. The Board may delegate to the Executive Committee of the Board or the chief executive officer of Perot Systems the power to approve Awards to Participants who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.
(b)	Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee or the chief executive officer of Perot Systems, subject to the specific duties delegated by the Board to such Committee or officer, the Administrator shall have the authority, in its discretion:
(i)	to select the Participants to whom Awards may be granted hereunder from the Participants recommended by the Compensation Committee to receive Awards.

All Employees and Directors are eligible to be covered under the terms of this Plan. However, this does not automatically entitle all such Employees and Directors to be granted Awards under the terms of this Plan. While recommending the grant of Awards (except Conversion Options) to select Employees, the aspects that would be considered by the Compensation Committee while recommending grants would include:
•	performance of the Participant

•	position and responsibilities of the Participant

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 6 of 22

•	the nature of the employee’s services

•	the period for which the Participant has rendered his services

•	the Participant’s present and potential contribution to the success of the Employer
(ii)	to determine the number of shares of Common Stock to be covered by each Award granted hereunder, provided that the number of shares does not exceed the number of shares recommended by the Compensation Committee for such Award;

(iii)	to approve forms of agreement for use under the Plan;

(iv)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the time or times when an Award may be exercised (which may or may not be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(v)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi)	to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan;

(viii)	to modify or amend each Award, including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan, provided, however, that any such amendment is subject to Section 16(c) of the Plan and may not impair any outstanding Award unless agreed to in writing by the Awardee;

(ix)	to allow Awardees to satisfy withholding tax obligations by electing to have the Employer withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 7 of 22

withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Awardee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;
(x)	to authorize conversion or substitution under the Plan of (a) any or all 2001/ 2002 Converted Options; and (b) any or all outstanding stock options or outstanding stock appreciation rights held by employees, directors, officers, consultants, advisors or other service providers of an entity acquired by the Company (the “Conversion Options”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Options may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator; provided, however, that with respect to the conversion of stock appreciation rights in the acquired entity, the Conversion Options shall be Nonstatutory Stock Options. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Options shall have the same terms and conditions as Options generally granted by Perot Systems under the Plan;

(xi)	to provide, upon direction by the Board in its sole discretion in the event there is a change of control of Perot Systems or the Company, as determined by the Board, for the (A) assumption or substitution of, or adjustment to, each outstanding Award; (B) acceleration of the vesting of Options and the termination of any restrictions on Cash Awards or Stock Awards; and/or (C) the cancellation of Awards for a cash payment to the Awardee;

(xii)	to delegate to any officer of the Company any of its powers hereunder, to the extent permitted by Applicable Laws, and to authorize any person to execute on behalf of the Perot Systems any instrument required to effect the grant of an Award previously granted under this Plan; and

(xiii)	to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.
(c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants.

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 8 of 22

5. Eligibility.
One or more Awards may be granted to Participants, provided, however, that Incentive Stock Options may be granted only to Employees of the Company.
6. Award Limitations.
(a)	Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of Perot Systems, and any Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)	For purposes of Incentive Stock Options, no leave of absence may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the applicable Employer is not so guaranteed, on the 91st day of such leave an Awardee’s employment with an Employer shall be deemed terminated for Incentive Stock Option purposes and any Incentive Stock Option held by the Awardee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option three months thereafter.

(c)	No Participant shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ or hire of the Company. Further, the Company, expressly reserves the right, at any time, to dismiss a Participant at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

(d)	The following limitations shall apply to grants of Awards other than Awards of Conversion Options:
(i)	No Participant shall be granted, in any fiscal year of Perot Systems, Options to purchase more than 150,000 Shares in the aggregate under this Plan and the Parent Plan. Further, the maximum number of Options, Stock Awards and Stock Appreciation Rights awarded under this Plan shall not exceed, directly or indirectly, 100,000 Shares in any fiscal year of Perot Systems.

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 9 of 22

(ii)	If an Option is cancelled, forfeited, or lapses in the same fiscal year of Perot Systems in which it was granted (other than in connection with a transaction described in Section 15), the cancelled, forfeited or lapsed Option will be counted against the limits set forth in subsection (i).

(iii)	The foregoing limitations shall be adjusted proportionately in connection with any change in Perot Systems’ capitalization as described in Section 15.
(e)	The following limitations shall apply to grants of Awards to an Employee who is not exempt from the overtime pay provisions of the Fair Labor Standards Act of 1938, as amended (a “Non-Exempt Employee”):
(i)	Options or Stock Appreciation Rights (but not Restricted Stock) may be granted under this Plan to Non-Exempt Employees.

(ii)	Options or Stock Appreciation Rights granted to Non-Exempt Employees must comply with the exercise price and exercise period restrictions set forth below, and other provisions of the “Worker Economic Opportunity Act” of 2000, P.L. 106-202, or other provisions of law, sufficiently to insure that such Options, and any profits, gains or income resulting from such Options, are excluded from such Non-Exempt Employee’s overtime pay calculations.

(iii)	Other than as provided in an Award Agreement for certain Conversion Options, no Option granted to a Non-Exempt Employee may be exercisable less than six months after the effective date of the grant of such Option, except in the case of death, Total Disability, retirement or change in control.
7. Term of Plan.
Subject to Section 21 of the Plan, the Plan shall become effective upon its adoption by the Administrator and the Company. It shall continue in effect for a term of 10 years from the later of (i) May 9, 2001, or (ii) the date any amendment to add shares to the Parent Plan is adopted by the Board and approved by the stockholders of Perot Systems unless terminated earlier under Section 16 of the Plan.
8. Term of Award.
The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Incentive Stock Option, the term shall be 10 years

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 10 of 22

(five years if the Awardee is a 10% Shareholder) from the Grant Date or such shorter period as may be provided in the Award Agreement. In the case of an Option other than an Incentive Stock Option, the term shall be 10 years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that the term may be up to 11 years in other circumstances deemed appropriate in the discretion of the Administrator.
9. Option Exercise Price and Consideration.
(a)	Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, as follows:
(i)	In the case of an Incentive Stock Option the per Share exercise price shall be 100% of the Fair Market Value on the Grant Date; provided that if any Participant to whom an Incentive Stock Option is granted is a 10% shareholder, then the per Share exercise price shall be 110% of the Fair Market Value on the Grant Date.

(ii)	In the case of a Nonstatutory Stock Option, the per Share exercise price shall be 100% of the Fair Market Value on the Grant Date.

(iii)	Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Options (as defined in Section 4(b)(x)) may be granted with a per Share exercise price of less than 100% of the Fair Market Value on the Grant Date. This shall also apply to Conversion Options granted to Employees and Directors of the Company.

(iv)	The per Share exercise price for each Conversion Option granted in substitution of a Converted 2001/ 2002 Option granted under the 2001 Scheme of the Company will be US$ 3.48337 and the per Share exercise price for each Conversion Option granted in substitution of a Converted 2001/ 2002 Option granted under the 2002 Scheme of the Company will be US$3.60774 (or US$5.53601 in the case of one director of TSI India).

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 11 of 22

(b)	Vesting Period and Exercise Dates.
(i)	Options granted in substitution of TSI options. With respect to Conversion Options granted in substitution of Converted 2001/ 2002 Options, the following shall apply:
(A)	If the Converted 2001/ 2002 Options were vested on the Grant Date of the Conversion Options that are granted in substitution thereof, such Conversion Options shall be deemed to have vested and shall be exercisable immediately.

(B)	If the Converted 2001/ 2002 Schemes were unvested on the Grant Date of the Conversion Options that are granted in substitution thereof, such Conversion Options shall be exercisable on the same day on which the applicable Converted 2001/ 2002 Options were exercisable, as specified in the Award Agreement.

(C)	It is clarified that immediately upon the Employee or Director being granted Conversion Options under this Plan, the Converted 2001/ 2002 Options shall stand cancelled and the Awardee shall have no rights under the 2001 & 2002 Schemes of TSI India.

(D)	An Awardee may exercise a Conversion Option granted in respect of Converted 2001/ 2002 Option at any time on or before the earlier of (1) the date which is one year after the date on which such Conversion Option could first be exercised, or (2) the date on which the Awardee’s Option terminates under Section 10(b), (c), (d) or (e) of the Plan.
(ii)	Other Options. For Options other than Conversion Options described in Section 9(b)(i), the following shall apply:
(A)	The vesting period shall be as per the following schedule:

Number of Options vested	Period after Grant Date
20 percent of Options granted	One year
Additional 20 percent of Options granted	Two years
Additional 20 percent of Options granted	Three years

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 12 of 22

Number of Options vested	Period after Grant Date
Additional 20 percent of Options granted	Four years
Additional 20 percent of Options granted	Five years
Notwithstanding the foregoing, Options for 100 or fewer Shares shall vest in a single tranche one year after the Grant Date and Options for 1,000 or fewer Shares shall vest in a single tranche three (3) years after the Grant Date.

(B)	At the time such an Option is granted, the Administrator shall fix the period within which the Option may vest and be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.
(c)	Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the Grant Date. Acceptable forms of consideration may, but except for cash, check and wire transfers are not required to, include:
(i)	cash;

(ii)	check or wire transfer (denominated in U.S. Dollars or other currency the Administrator determines is acceptable);

(iii)	other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv)	consideration received by Perot Systems under a cashless exercise program implemented or accepted by the Company in connection with the Plan;

(v)	any combination of the foregoing methods of payment; or

(vi)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 13 of 22

It is clarified that the form of consideration payable by a person resident in India (as per India’s exchange control laws) or paid from India shall at all times be as permitted by the exchange control laws in India in force at the time when such consideration is to be paid.
10. Exercise of Option.
(a)	Procedure for Exercise; Rights as a Stockholder.
(i)	Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement.

(ii)	An Option granted hereunder shall continue to vest during any authorized leave of absence and such Option may be exercised to the extent vested during such leave of absence.

(iii)	No Option may be exercised for a fraction of a Share.

(iv)	An Option shall be deemed exercised when Perot Systems receives:
(A)	written or electronic notice of exercise (in accordance with the Award Agreement or the procedures established by the Administrator from time to time) from a person entitled to exercise the Option;

(B)	full payment for the Shares with respect to which the related Option is exercised; and

(C)	full payment of all applicable taxes required to be withheld by Perot Systems or the Awardee’s Employer in connection with such exercise.
(v)	Shares issued upon exercise of an Option shall be issued in the name of the Awardee or, if requested by the Awardee, in the name of the Awardee and his or her spouse, or in the name of any permitted transferee. Until the Shares are issued (as evidenced by the appropriate entry on the books of Perot Systems or of a duly authorized transfer agent of Perot Systems), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. Perot Systems shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 14 of 22

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(b)	Termination of Employment. Unless otherwise provided in the Award Agreement, if an Awardee ceases to be an Employee, other than as a result of circumstances described in Sections 10(c), (d), or (e) below, the Awardee’s Options shall (i) cease to vest immediately upon the Awardee’s Severance Date and (ii) terminate on the earlier of 90 days after the Awardee’s Severance Date or the expiration of the term of such Option. If the Awardee does not exercise any Shares covered by the vested portion of his or her Option, the unexercised Shares covered by the vested portion of such Option shall revert to the Plan on the earlier of 90 days after the Awardee’s Severance Date or the expiration of the term of such Option.

(c)	Total Disability. Unless otherwise provided in the Award Agreement, if an Awardee ceases to be an Employee as a result of the Awardee’s Total Disability, the Awardee’s Options shall (i) continue to vest while the Total Disability continues to exist and (ii) terminate on the earlier of 90 days after the Awardee’s Severance Date unless prior to such date the Awardee becomes an Employee or the expiration of the term of such Option. On the Awardee’s Severance Date, the Shares covered by the unvested portion of his or her Option shall revert to the Plan. If the Awardee does not exercise any Shares covered by the vested portion of his or her Option, the unexercised Shares covered by the vested portion of such Option shall revert to the Plan on the earlier of 90 days after the Awardee’s Severance Date or the expiration of the term of such Option. The Option may be exercised by the guardian of Awardee’s property if one has been appointed.

(d)	Retirement. Unless otherwise provided in the Award Agreement, if an Awardee ceases to be an Employee as a result of the Awardee’s retirement on or after attaining the age of 65 years, or otherwise in accordance with his or her Employer’s retirement policy, the Awardee’s Options shall (i) cease to vest immediately upon the Awardee’s Severance Date and (ii) terminate on the earlier of one year after the Awardee’s Severance Date or the expiration of the term of such Option. On the Awardee’s Severance Date, the Shares covered by the unvested portion of his or her Option shall revert to the Plan. If the Awardee does not exercise any Shares covered by the vested portion of his or her Option, the unexercised Shares covered by the vested portion of such Option shall revert to the Plan on the date such Option terminates.

(e)	Death. Unless otherwise provided in the Award Agreement, if an Awardee ceases to be an Employee as a result of his or her death, or dies while the Awardee has a Total Disability to which Section 10(c) applies, the Awardee’s Option shall (i)

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 15 of 22

immediately vest with respect to all Shares covered by such Option, and (ii) terminate on the expiration date of such Option. The Option may be exercised by the beneficiary designated by the Awardee (as provided in Section 17), the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to exercise the Option under the Awardee’s will or the laws of descent or distribution. If such Option is not exercised with respect to any Shares covered by such Option, the unexercised Shares shall revert to the Plan on the expiration of the term of such Option.

(f)	Buyout Provisions. At any time, the Administrator may, but shall not be required to, offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Awardee at the time that such offer is made.
11. Stock Awards.
(a)	General. Stock Awards may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan, except to Non-Exempt Employees. After the Administrator determines that it will offer a Stock Award under the Plan, it shall advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept such offer. The offer shall be accepted by execution of an Award Agreement in the form determined by the Administrator. The Administrator will require that all Shares subject to a right of repurchase or forfeiture be held in escrow until such Shares are fully vested. If a right of repurchase exists, Perot Systems and the Company shall have a right to repurchase the Restricted Stock at the lesser of (i) the Fair Market Value or (ii) the original price paid by the Awardee.

(b)	Termination of Employment. Unless the Administrator determines otherwise, the Award Agreement shall provide for the forfeiture of the unvested Restricted Stock upon the Awardee ceasing to be an Employee except as provided below in Sections 11(c), (d) and (e). To the extent that the Awardee purchased the Restricted Stock, Perot Systems and the Company shall have a right to repurchase the unvested Restricted Stock at the lesser of (i) the Fair Market Value or (ii) the original price paid by the Awardee, on or after the Awardee’s Severance Date, except as provided below in Sections 11(c), (d) and (e).

(c)	Total Disability. Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Employee as a result of the Awardee’s Total Disability, (i) the Awardee’s Stock Award shall continue to vest while the

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 16 of 22

Awardee’s Total Disability continues to exist, and (ii) to the extent that the Awardee purchased the Restricted Stock, Perot Systems and the Company shall have a right to repurchase the unvested Restricted Stock at the lesser of (A) the Fair Market Value or (B) the original price paid by the Awardee, on or after the Awardee’s Severance Date.

(d)	Retirement of Awardee. Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Employee as a result of the Awardee’s retirement on or after attaining the age of 65 years, or otherwise in accordance with his or her Employer’s retirement policy, the Awardee’s Stock Award shall (i) cease to vest immediately upon the Awardee’s Severance Date, and (ii) to the extent that the Awardee purchased the Restricted Stock, Perot Systems and the Company shall have a right to repurchase the unvested Restricted Stock at the lesser of (A) the Fair Market Value, or (B) the original price paid by the Awardee, on or after the Awardee’s Severance Date.

(e)	Death of Awardee. Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Employee as a result of his or her death, or dies while the Awardee has a Total Disability to which Section 11(c) applies, the Awardee’s Stock Award shall immediately vest with respect to all Shares covered by such Stock Award. The vested portion of the Stock Award shall be delivered to the beneficiary designated by the Awardee (as provided in Section 17), the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to receive the vested Stock Award under the Awardee’s will or the laws of descent or distribution.

(f)	Rights as a Stockholder. Unless otherwise provided for by the Administrator in the Award Agreement, once the Stock Award is accepted, the Awardee shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her acceptance of the Stock Award is entered upon the records of the duly authorized transfer agent of Perot Systems.
12. Stock Appreciation Rights.
(a)	General. The Committee, in its discretion, may grant Stock Appreciation Rights to Participants. The following provisions apply to such Stock Appreciation Rights.

(b)	Grant of Stock Appreciation Right. The Stock Appreciation Right shall entitle the holder upon exercise to an amount for each Share to which such exercise relates equal to the excess of (i) the Fair Market Value on the date of exercise over (ii) the base or exercise price per Share set forth in the applicable Award Agreement.

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 17 of 22

Notwithstanding the foregoing, the Committee may place limits on the amount that may be paid upon exercise of a Stock Appreciation Right.

(c)	Forfeiture of Option. If a Stock Appreciation Right is granted in tandem with an Option, upon exercise of such Stock Appreciation Right, the related Option shall no longer be exercisable and shall be deemed canceled to the extent of such exercise.

(d)	Form of Payment. Perot Systems’ obligation arising upon the exercise of a Stock Appreciation Right may be paid currently or on a deferred basis with such interest or earnings equivalent as may be determined by the Committee, and may be paid in Common Stock or in cash, or in any combination of Common Stock and cash, as the Committee, in its sole discretion, may determine.

(e)	Other Provisions. The Award Agreement evidencing a Stock Appreciation Right shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion. The provisions of such Awards need not be the same with respect to each recipient.
13. Cash Awards.
Cash Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. After the Administrator determines that it will offer a Cash Award, it shall advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions related to the Cash Award.
14. Non-Transferability of Awards.
Unless determined otherwise by the Administrator with respect to any Award other than an Incentive Stock Option, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution and may be exercised, during the lifetime of the Awardee, only by the Awardee. If the Administrator makes an Award transferable, the Award Agreement for such Award shall contain such additional terms and conditions as the Administrator deems appropriate.
15. Adjustments upon Changes in Capitalization or Dissolution or Liquidation.
(a)	Changes In Capitalization. Subject to any required action by the stockholders of Perot Systems, the number and kind of shares of Common Stock covered by each outstanding Award, and the number and kind of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 18 of 22

expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by Perot Systems; provided, however, that conversion of any convertible securities of Perot Systems shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by Perot Systems of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of Perot Systems, the Administrator shall notify each Awardee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Option to be fully vested and exercisable until 10 days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)	Merger or Asset Sale. In the event there is a change of control of Perot Systems or any Subsidiary of Perot Systems, as determined by the Board, the Board may, in its discretion, (A) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (B) accelerate the vesting of Options and terminate any restrictions on Cash Awards or Stock Awards; and (C) provide for the cancellation of Awards for a cash payment to the Awardee.
16. Amendment and Termination of the Plan.
(a)	Amendment and Termination. The Plan shall automatically cease to be in force immediately upon the termination of the Parent Plan. The Board may also at any time amend, alter, suspend or terminate the Plan and the Administrator may at any time, subject to the authority set forth in Section 4, adopt subordinate arrangements, policies and programs in each case, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside India in a tax-efficient manner and in compliance with local rules and

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 19 of 22

regulations by adopting schedules of provisions to be applicable to awards granted in such jurisdiction.

(b)	Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.

(c)	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Awardee and the Administrator, which agreement must be in writing and signed by the Awardee, the Employer and Perot Systems. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
17. Designation of Beneficiary.
(a)	An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to his or her Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that an Awardee has completed a designation of beneficiary while employed with Perot Systems or its Subsidiaries or Affiliates, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee.

(b)	Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, Perot Systems shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of Perot Systems), Perot Systems, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award.
18. Legal Compliance.
Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Employer and Perot Systems with respect to such compliance.

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 20 of 22

19. Inability to Obtain Authority.
To the extent Perot Systems or the Company, as the case may be, is unable, or the Administrator deems it infeasible or commercially impracticable, to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s or Perot Systems’ counsel to be necessary to the lawful issuance and sale of any Shares hereunder, Perot Systems and the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
20. [Not Applicable]
21. Stockholder Approval.
The Parent Plan has been approved by the shareholders of Perot Systems on May 9, 2001. The Plan is introduced as per authority granted under Clause 4(b)(vi) thereof, and shall also be adopted by the shareholders of the Company within 1 year of this Plan becoming effective.
22. Notice.
Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.
23. Governing Law.
This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware, United States of America.
24. Unfunded Plan.
Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards of Shares under this Plan, any such accounts will be used merely as a bookkeeping convenience. Except for the holding of Restricted Stock in escrow pursuant to Section 11, Perot Systems, its respective Subsidiaries and the Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall Perot Systems, the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of Perot Systems or the Company to any Awardee with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of Perot Systems or the Company shall be deemed to be

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 21 of 22

secured by any pledge or other encumbrance on any property of the Company. Neither Perot Systems, the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

Perot Systems Corporation 2001 Long Term Incentive Plan Perot Systems TSI (India) Limited Sub-Plan	Page 22 of 22